Exhibit (n)



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the use in this initial Registration Statement of Eaton Vance Floating-Rate Income Trust on Form N-2 filed by the Fund under the Investment Company Act of 1940, as amended (the "1940 Act") (Registration No. 811-21574) of our report dated June 15, 2004, relating to the financial statements of Eaton Vance Floating-Rate Income Trust as of June 14, 2004 in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 14, 2004